UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       January 29, 2008

Datawatch Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19960	02-0405716
(Commission File Number)	(IRS Employer Identification No.)

Quorum Office Park
271 Mill Road
Chelmsford, Massachusetts	01824
(Address of Principal Executive Offices)	(Zip Code)

(978) 441-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Director; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Appointment of Worldwide Vice President of Sales.

On January 29, 2008, the Company's Board of Directors approved the appointment of Robert Clemens as Worldwide Vice President of Sales.  Mr. Clemens base salary will be $180,000.  In addition, the Board's Compensation and Stock Committee approved a commission plan for Mr. Clemens based on world wide company software license, new maintenance, professional services and training bookings, effective beginning January 1, 2008.  If Mr. Clemens achieves aggregate pro rated FY08 sales targets, he would receive a commission equal to approximately $125,000, subject to increased commissions if he exceeds performance targets. The Company reserves the right to modify, suspend or terminate any or all terms and provisions of the commission plan, with or without notice.  Mr. Clemens is not included in the Company’s executive bonus plans.

Clemens, age 50, was Datawatch’s Vice President of North American Sales from April 2007 to January 2008. Prior to Datawatch, Clemens was Director of Sales for Zantaz from April 2006 to April 2007, Vice President, Worldwide Sales of GaleForce Solutions from February 2005 to March 2006 and Director of Channel Sales, North America at Business Objects from September 1999 to January 2005.

(e) Compensation Plan.

The Compensation and Stock Committee of the Board of Directors (the “Committee”) also approved a fiscal 2008 Executive Sales Commission Plan, which provides that Messrs. Bero (as to the first quarter of FY 2008) and Kitchen (as to the full year of FY 2008) are eligible for commissions equal to 1% of any increase in the Company’s total revenue, as compared to the same quarter of the prior fiscal year. For purposes of determining the prior year revenue amounts, revenues that were received by Clearstory Systems, Inc., from which the Company purchased its Datawatch|BDS product in May 2006, will be included with respect to such product to compute any increase in revenues. The payments under the Executive Sales Commission Plan will be measured and paid on a quarterly basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATAWATCH CORPORATION

Date: January 31, 2008	By:	/s/ Kenneth P. Bero
Name: Kenneth P. Bero
Title: President and Chief Executive Officer